UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 21, 2009

AMERICAN URANIUM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-52824	98-0491170
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

600 17th Street, Suite 2800 South, Denver, CO 80202
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (303) 634-2265

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01    Entry into a Material Definitive Agreement

On August 21, 2009 we entered into the following agreements:

1.	a letter agreement with Strathmore Resources (US) Ltd. and NCA Nuclear Inc.;

2.	a letter agreement with Bayswater Uranium Corporation; and,

3.	a consulting agreement with Bayswater Uranium Corporation.

Letter Agreement with Strathmore Resources (US) Ltd. and NCA Nuclear Inc.

We entered into the Strathmore/NCA Nuclear letter agreement, dated effective August 20, 2009, with Strathmore Resources (US) Ltd., a wholly-owned subsidiary of Strathmore Minerals Corp. (TSX-V: STM) and NCA Nuclear Inc., a wholly-owned subsidiary of Bayswater Uranium Corporation (TSX-V: BAY).

The agreement between the parties is subject to (i) the raising of the necessary funds to pay the consideration owed by NCA Nuclear, (ii) the completion of the closing of the transaction, (iii) the negotiation and completion of an LLC Purchase Agreement between the parties and (iv) the satisfactory completion of a due diligence review by NCA Nuclear. There is no assurance that the parties will close the proposed transaction as planned or at all.

Pursuant to the Strathmore/NCA Nuclear letter agreement, with our consent and cooperation, Strathmore will:

1.

sell to NCA Nuclear, all of the outstanding membership interest in its Delaware subsidiary, AUC LLC, through a LLC Purchase Agreement, for consideration of $30,000,000 to be paid by NCA Nuclear to Strathmore.

2.

sell to NCA Nuclear all claims, leases, option agreements, licenses, permits, permit applications, equipment and other all other documents and assets held by Strathmore that relate to the property known as the Reno Creek Property;

3.	assign to NCA Nuclear all of its rights and obligations pursuant to the following agreements:

the August 20, 2007 Option and Joint Venture Agreement between our company and Strathmore; and,

the January 3, 2008 Limited Liability Company Operating Agreement of AUC LLC and any other agreements relating to AUC LLC between Strathmore and our company.

Pursuant to the Strathmore/NCA Nuclear letter agreement, with our consent and cooperation, NCA Nuclear will terminate the August 20, 2007 Option and Joint Venture Agreement, the January 3, 2008 Limited Liability Company Operating Agreement and all agreements relating to AUC LLC assigned to NCA Nuclear by Strathmore.

$250,000 of the consideration was paid by NCA Nuclear to Strathmore as a non-refundable deposit. The balance of $29,750,000 is payable at closing or as otherwise agreed to in the LLC Purchase Agreement.

NCA Nuclear will be permitted to conduct a due diligence review from between August 21, 2009 and the closing of the transaction. NCA Nuclear may in its sole discretion decide not to proceed with the transaction.

In the Strathmore/NCA Nuclear letter agreement, we have agreed to cooperate pursuant to the terms of the letter agreement in consideration of Strathmore’s agreement to suspend all of our obligations under the AUC LLC agreements pending the closing of the transaction, including any advances of capital or the transfer of data or permits that we would otherwise be obligated to provide.

Letter Agreement with Bayswater Uranium Corporation

Pursuant to the letter agreement that we executed with Bayswater Uranium Corporation, the parent company of NCA Nuclear, dated effective August 20, 2009, we agreed to do the following:

1.	consent to the assignment and termination of the agreements being assigned to NCA Nuclear as described above; and,

2.	sell to Bayswater Uranium Corporation all of our assets relating to the Reno Creek Property.

In consideration for the transaction described in the letter agreement, Bayswater has agreed to pay us $2,000,000, $1,000,000 of which may be paid in cash or the issuance shares of Bayswater’s common stock.

In the event that Bayswater pays to us all or part of the relevant $1,000,000 portion of the consideration in shares of its common stock, Bayswater will hold the right of first refusal in the event that we wish to dispose of those Bayswater shares. If this issue arises, we must notify Bayswater in writing. Then, Bayswater will have five days to respond and arrange for the repurchase of the shares on terms that are satisfactory to us, as set out in our written notice. If Bayswater does not meet the terms that satisfy us, we are permitted to dispose of the shares at our discretion.

Any agreement between the parties is subject to completion of a closing of the transaction and the satisfactory completion of a due diligence review by Bayswater. There is no assurance that the parties will close the proposed transaction as planned or at all.

Consulting Agreement with Bayswater Uranium Corporation

On August 21, 2009, and effective as of July 15, 2009, we entered into a consulting agreement with Bayswater Uranium Corporation, a British Columbia company, to assist with the sale and assignment of certain assets held by Strathmore Resources (US). Pursuant to this agreement, we will provide Bayswater with consulting services with respect to the evaluation, exploration and development of the Reno Creek Property and related assets.

Consideration for the consulting services will be $30,000 per month plus reimbursement of reasonable business expenses. The term of this consulting agreement will be until the completion or the termination of the acquisition of AUC LLC, unless earlier terminated by mutual agreement in writing by the parties. This consulting agreement may be renewed at the option of the parties on terms to be mutually negotiated and agreed to by the parties.

Item 5.02   Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers.

On August 21, 2009, Joseph DiStefano resigned from our board of directors.

There were no disagreements between Mr. DiStefano and our company. Our board of directors now include Robert A. Rich, Donald K. Cooper and Robert Connochie.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

10.1	Letter Agreement among NCA Nuclear Inc., Strathmore Resources (US) Ltd. and American Uranium Corporation, dated effective August 20, 2009

10.2	Letter Agreement with Bayswater Uranium Corporation dated effective August 20, 2009

10.3	August 20, 2009 Consulting Agreement with Bayswater Uranium Corporation, dated effective July 15, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN URANIUM CORPORATION

Per:
/s/ Robert A. Rich
Robert A. Rich
President, CEO, CFO, Secretary and Director

August 27, 2009